EXHIBIT 99.8

FOR IMMEDIATE RELEASE
AMERICAN VANGUARD SIGNS DEFINITIVE AGREEMENT TO ACQUIRE CROP PROTECTION
BUSINESS FROM PACE INTERNATIONAL

Acquisition Expected to Add at Least $4-5 Million in Annual Sales

Newport Beach, CA – February 3, 2003 – American Vanguard Corp. (AMEX:AVD) today announced that AMVAC Chemical Corporation (AMVAC), a wholly-owned subsidiary of the Company, has signed a definitive agreement to acquire the global Pre-Harvest Crop Protection business from Pace International, LLC. The terms were not disclosed.

Pace’s global Pre-Harvest Crop Protection business, which historically achieved annual sales in the $4-5 million range, encompasses five product lines:

-	Deadline® – a line of snail and slug control products used in agriculture and by commercial landscapers.
-	Hivol® 44 – a plant growth regulator used primarily in citrus.
-	Hinder™ – a deer and rabbit repellant.
-	Bac-Master™ – streptomycin antibiotic used primarily to control Fire Blight in apples and pears.
-	Leffingwell® Supreme 415 Oil™ – a horticultural oil insecticide for aphids, mites and scale.

Pace will continue to manufacture Deadline and Hinder under a multi-year supply agreement with AMVAC. Additionally, AMVAC has an option to acquire Pace’s Deadline manufacturing facility located in King County, Washington. The Company expects to begin marketing the products, which are primarily sold to customers in the United States, this month.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are extremely pleased to report this acquisition, which comes on the heels of last week’s acquisition of Evital® 5G from Syngenta. We are enthusiastic about the products we have acquired through the Pace transaction, and are especially pleased that we can now offer our customers the top performing snail and slug control products in the market. Our strategy of growth through niche product acquisitions should continue to be rewarding for the Company and our customers.”

George Lobisser, President and CEO of Pace International, commented, “Since taking over the CEO position at Pace in early 2001, my goal has been to focus the Company on its strength, which is its leadership position in post-harvest. This divestiture, coupled with our prior Leffingwell marketing agreement with Phosyn, plc, allows Pace to focus 100% of its sales, marketing, and R&D efforts on post-harvest, while at the same time utilize our extensive manufacturing facilities to continue producing micro nutrients and crop protection products.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets crop protection and management, turf management and public health insecticides. The Company’s basic strategy is to acquire brand name, niche product lines from multi-billion dollar companies that divest mature products to focus on newly discovered molecules. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT: American Vanguard Corporation Eric G. Wintemute, President & CEO James A. Barry, Senior Vice President & CFO Glen Johnson, Senior Vice President of AMVAC (949) 260-1200	-OR-	AVD’S INVESTOR RELATIONS FIRM The Equity Group Inc. www.theequitygroup.com Lauren Barbera lbarbera@equityny.com (212) 836-9610 Loren G. Mortman (212) 836-9604

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